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                                                                  SUB-ITEM 77Q2

                      INVESCO MUNICIPAL OPPORTUNITY TRUST

   Based upon its review of the copies of all such filings received by it, Invesco Municipal Opportunities Trust believes that, during the fiscal year ended February 28, 2014, all filing requirements applicable to its Reporting Persons were met except that Form 4 reports covering (i) a disposition of the Fund's Shares held by David C. Arch; Jerry D. Choate; Linda Heagy Hutton, Craig R. Kennedy; Hugo F. Sonnenschein; and Wayne W. Whalen; and (ii) a purchase of the Fund's Shares by David C. Arch; Jerry D. Choate; Linda Heagy Hutton, Craig R. Kennedy; Hugo F. Sonnenschein; and Wayne W. Whalen were not filed in a timely manner.